Exhibit 99.1

Acusphere, Inc. Reports Q1 Financial Results
and Operating Highlights

Watertown, MA, May 6, 2004 - Acusphere, Inc. (NASDAQ: ACUS), a specialty pharmaceutical company, today reported financial results for the quarter ended March 31, 2004 and commented on the operational progress of its lead product candidate, AI-700.

Financial Results

The Company's financial results for the first quarter of 2004 are summarized in the accompanying table and detailed in Acusphere’s Form 10-Q filed today with the U.S. Securities and Exchange Commission.

Operating expenses for Q1 2004 increased compared to the corresponding period in the prior year due to increased research and development costs incurred in 2004 relating to the Company’s Phase III clinical program for AI-700 and to higher general administrative expenses associated with business development and operating as a public company. The increase in research and development costs relating to AI-700 reflect increased clinical activity and increased staffing for the Phase III program, the pivotal phase of which started in December 2003.

As of March 31, 2004, the Company’s balance of cash and cash equivalents totaled $46.8 million and the Company’s balance of outstanding debt from equipment financing totaled $869,000. In April 2004 the Company closed a new $8.0 million equipment financing facility. This facility is available to fund qualified equipment purchases made through March 2005.

Operating Progress

The Company reported that clinical enrollment continues in its AI-700 Phase III clinical program with training of clinical sites continuing under the pilot program and with clinical sites that successfully complete the pilot program advancing into the pivotal trials on a rolling-basis. The Company indicated that more than 20 clinical sites have been initiated and 100 patients have been enrolled in the clinical program.

Commenting on the Company’s operations, Sherri C. Oberg, President and Chief Executive Officer, said, “Our enrollment rate in our Phase III program has been increasing and we continue to be encouraged by feedback from clinicians about AI-700. We are approximately one-third of the way through the year and we are pleased to have reached one-third of our 2004 enrollment goal.”

Conference Call Information

Acusphere will host a conference call today at 5:00 p.m. (ET) to discuss its financial results, operating progress and business outlook. The conference call may be heard live via the investor relations section of Acusphere’s website at www.acusphere.com or by dialing 1-800-299-6183, using the confirmation code: 75417105. After the conference call, a replay of the call will be made available for thirty days via our web site and a telephonic replay will be available through May 14, 2004 by dialing 1-888-286-8010, using the confirmation code: 89224299.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are in clinical development and are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase III clinical development. AI-700 is designed to be a preferred alternative to the estimated 9.5 million procedures performed each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

This Release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the plans, objectives and future financial performance of Acusphere, including statements regarding the clinical performance of AI-700 and the progress with respect to enrolling patients and training clinical sites as part of our AI-700 Phase III clinical program, constitute forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change, and government regulation. For a more detailed description of the risk factors associated with the Company, please refer to the Company’s periodic reports filed with the U.S. Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

(more)

ACUSPHERE, INC.
FINANCIAL HIGHLIGHTS
— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited)
	Three Months Ended
	March 31, 2003	March 31, 2004
Operating expenses:
Research and development	$3,102	$5,513
General and administrative	864	1,261
Stock-based compensation	320	233

Total operating expenses	4,286	7,007
Interest and other income (expense)	(202)	82

Net loss	($4,488)	($6,925)
Accretion of dividends and offering costs on preferred stock	1,609	—
Net loss available to common stockholders	($6,097)	($6,925)

Net loss per common share – basic and diluted	($5.07)	($0.48)

Weighted-average shares outstanding – basic and diluted	1,202	14,286

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31,	March 31,
	2003	2004
Cash and cash equivalents	$54,562	$46,775
Current assets	55,275	47,671
Total assets	58,924	51,843
Current liabilities	4,344	4,127
Long-term obligations	205	15
Stockholders’ equity	54,375	47,701

Contact:	Investors:
John F. Thero	Tel: (617) 925-3444
Acusphere, Inc.	Email: IR@acusphere.com
Sr. Vice President and CFO	Media: (617) 648-8800